UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2006

MedQuist Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ		08054
(address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 206-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)

(1)           Jouko Karvinen was appointed to the Board of Directors (the “Board”) of MedQuist Inc. (the “Company”) effective February 2, 2006.

(2)           Pursuant to the Governance Agreement by and between Koninklijke Philips Electronics N.V., a corporation organized under the laws of The Netherlands (“Philips”), and the Company dated May 22, 2000, Mr. Karvinen is deemed to be a “Purchaser Director” appointed by Philips.   Mr. Karvinen is being appointed to fill a vacant Purchaser Director seat on the Board.  Philips is the Company’s majority shareholder, owning approximately 70.9% of the Company’s common stock.

(3)           At the time of this filing, Mr. Karvinen has not been named to serve on any committee of the Board, and the information about whether Mr. Karvinen is expected to be named to serve on any committees of the Board is not determined or is unavailable at the time of this filing.

(4)           The information required by Item 404(a) of Regulation S-K is not determined or is unavailable at the time of this filing.  As a director appointed by Philips, Mr. Karvinen will not receive any compensation for his service on the Board, but he shall be reimbursed for all expenses incurred by him in connection with his service on the Board.

The public announcement regarding Mr. Karvinen’s appointment was made by means of a press release, the text of which is set forth in Exhibit 99.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

Item 9.01.            Financial Statements and Exhibits.

The following exhibit is filed with this Form 8-K:

Exhibit No.	Description

99.1	Press Release dated February 8, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDQUIST INC.

Date:	February 8, 2006	By:	/s/ Howard S. Hoffmann
		Name:	Howard S. Hoffmann
		Title:	Chief Executive Officer